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                                                                      EXHIBIT 8


                  [LETTERHEAD MANATT, PHELPS & PHILLIPS, LLP]

January 10, 2000

Board of Directors
City National Corporation
400 North Roxbury Drive
Beverly Hills, California  90210-5021

Board of Directors
The Pacific Bank, N.A.
351 California Street
San Francisco, California  94104

         RE: MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF THE PACIFIC BANK, N.A., WITH AND INTO CITY NATIONAL BANK

Ladies and Gentlemen:

                  In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the "Merger") whereby The Pacific Bank, N.A., a national banking association ("Pacific"), will merge with and into City National Bank ("CNB"), a national banking association, pursuant to that certain Agreement and Plan of Reorganization dated as of September 21, 1999 (the "Agreement"). CNB shall be the surviving corporation in the Merger and shall continue to be a wholly-owned subsidiary of City National Corporation, a Delaware corporation ("CNC"). Terms used herein have the same meaning as in the Agreement.

                  In the Merger, Pacific shall be merged with and into CNB in a merger in accordance with federal law and the separate corporate existence of Pacific shall cease. CNB shall succeed, without other transfer, to all the rights and property of Pacific and shall be subject to all the debts and liabilities of Pacific in the same manner as if CNB had itself incurred them.

                  Each share of CNC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of CNC and shall not be converted or otherwise affected by the Merger. Each share of CNB Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of the surviving institution, and shall not be affected by the Merger. Subject to the provisions of the Agreement, each share of Pacific Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, other than Dissenting Common Stock (if any), shall, on and after the Effective Time of the Merger, be automatically canceled and cease to be an issued and outstanding share of Pacific

                         MANATT, PHELPS & PHILLIPS, LLP

 1501 M Street N. W., Suite 700, Washington, D.C. 20005 - 1702 o 202-463-4300 o

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       Los Angeles o Nashville o Palo Alto o Sacramento o Washington, D.C.


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Board of Directors
January 10, 2000
Page 2


Common Stcok and shall be converted into the right to receive shares of CNC Common Stock and/or cash in a ratio specified in the Agreement.

                  No fractional shares of CNC Common Stock shall be issued in the Merger. In lieu thereof, each holder of Pacific Common Stock who would otherwise be entitled to receive a fractional share of CNC Common Stock shall receive in cash (without interest) an amount equal to such fractional part of a share of CNC Common Stock multiplied by the Final CNC Stock Price. No such holder shall be entitled to dividends, voting rights, or any other rights in respect to any such fractional share of CNC Common Stock.

                  Shares of Dissenting Common Stock (if any) which have not effectively lost their status as dissenting shares shall not be converted as described in the foregoing paragraphs, but shall be entitled to receive such consideration as shall be determined pursuant to applicable federal law.

                  Our analysis and the opinions set forth below are based upon the existence of the facts and conclusions of law above and the facts set forth in that certain Agreement referred to above, including the exhibits thereto. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from CNC and Pacific in letters of even date herewith (each a "Representations Letter"). Our analysis and opinions are further based on that certain Form S-4 Registration Statement filed with the Securities and Exchange Commission in connection with the Merger (the "Form S-4"). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts and representations set forth in those documents are accurate on the date of this analysis and remain accurate to the date of the closing of the Merger and are otherwise true, complete, and correct. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

                  We have acted as special counsel to CNC and CNB in connection with the Merger and are rendering these opinions to CNC and Pacific at their request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein. Moreover, we have never represented Pacific, either in the Merger or otherwise, and consequently the opinions expressed herein which relate to Pacific and its shareholders are based solely on the Form S-4 and on Pacific's representations made in the Agreements and in Pacific's Representations Letter.

                  Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable regulations promulgated thereunder


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Board of Directors
January 10, 2000
Page 3


(including proposed regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter.

                  The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated and all appeals exhausted.

                  In the case of transactions as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

                  This letter is being issued solely for the benefit of CNC and Pacific and for the benefit of the CNC and Pacific shareholders as of the date of the Merger. It may not be relied upon by any other person without our prior written consent.

                  Subject to the foregoing, it is our opinion that the Merger is a tax-deferred reorganization within the meaning of Section 368(a)(1)(A) by way of Section 368(a)(2)(D) of the Code, and shall not result in the recognition of gain or loss for federal income tax purposes to CNC, CNB or Pacific, nor shall the issuance of the CNC Common Stock in the Merger result in the recognition of gain or loss by the holders of Pacific Common Stock who receive such stock in connection with the Merger. The section titled "Material Federal Income Tax Consequences" in the Form S-4 accurately summarizes the material federal income tax consequences of the Merger.


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Board of Directors
January 10, 2000
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                  We hereby consent to the filing of this opinion with the
applicable federal regulatory agencies with whom such opinion is required to be filed in connection with the Merger.

                                               Very truly yours,

                                               MANATT, PHELPS & PHILLIPS, LLP